Exhibit (h)(1)

FUND ACCOUNTING AND ADMINISTRATION

SERVICE AGREEMENT

between

STARBOARD INVESTMENT TRUST

and

INDEX

1.	APPOINTMENT OF THE ADMINISTRATOR	pg. 1
2.	SERVICES AND DUTIES OF THE ADMINISTRATOR	pg. 2
3.	BOOKS AND RECORDS	pg. 2
4.	FEES, EXPENSES AND OTHER COMPENSATION	pg. 3
5.	NON-EXCLUSIVITY	pg. 4
6.	INDEPENDENT CONTRACTOR STATUS	pg. 4
7.	LIMITATION OF LIABILITY, INDEMNIFICATION, AND RELIANCE	pg. 4
8.	EFFECTIVE DATE, DURATION AND TERMINATION	pg. 8
9.	AMENDMENTS	pg. 9
10.	ASSIGNMENT AND SUBCONTRACTING	pg. 9
11.	ADDITIONAL FUNDS AND CLASSES	pg. 10
12.	DISTINCTION OF FUNDS	pg. 10
13.	PROPRIETARY INFORMATION	pg. 10
14.	CONFIDENTIALITY	pg. 11
15.	COMPLIANCE	pg. 12
16.	TRUST OBLIGATION	pg. 12
17.	REPRESENTATIONS AND WARRANTIES	pg. 12
18.	LEGAL CONSTRUCTION	pg. 13
19.	NOTICE	pg. 13
20.	MISCELLANEOUS	pg. 14

SCHEDULE 1		pg. 16
SCHEDULE 2		pg. 17
APPENDIX A		pg. 20
APPENDIX B		pg. 21
APPENDIX C		pg. 25

STARBOARD INVESTMENT TRUST
FUND ACCOUNTING AND ADMINISTRATION SERVICE AGREEMENT
THIS AGREEMENT is made and entered into as of this 16th day of April, 2016 as amended March 9, 2023, by and between STARBOARD INVESTMENT TRUST, a Delaware statutory trust, having its principal office and place of business at 116 South Franklin Street, Rocky Mount, North Carolina 27804 (the “Trust”) and THE NOTTINGHAM COMPANY, a North Carolina corporation, having its principal office and place of business at 116 South Franklin Street, Rocky Mount, North Carolina 27804 (the “Administrator”).
WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and
WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and
WHEREAS, the Trust offers shares in the series listed in Appendix A hereof (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”); and
WHEREAS, the Administrator is in the business of providing fund accounting and administration services for the benefit of its customers; and
WHEREAS, the Trust desires to retain the Administrator to provide such fund accounting and administration services to each series of the Trust listed in Appendix A hereof (and as periodically amended); and
WHEREAS, the Administrator is willing to provide such fund accounting and administration services on the terms and conditions set forth in this agreement;
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Trust and the Administrator hereby agree as follows:
1.	APPOINTMENT OF THE ADMINISTRATOR

(a)
The Trust, on behalf of each Fund listed in Appendix A, hereby retains the Administrator to provide the accounting and administrative services enumerated in Appendix B hereof, for the period and on the terms set forth in this Agreement.

(b)
The Administrator hereby agrees to be retained and to furnish the services enumerated in Appendix B, for the period and on the terms set forth in this Agreement, in return for the compensation as provided in Section 4 of this Agreement.

2.	SERVICES AND DUTIES OF THE ADMINISTRATOR
(a)
With respect to each Fund, the Administrator shall provide, or cause to be provided, the accounting and administrative duties as set forth in Appendix B. The Administrator shall exercise reasonable customary care in the performance of its duties under this Agreement.

(b)
The Administrator may from time to time adopt procedures, or modify its procedures, to implement the terms of this Agreement. However, at all times the Administrator will perform its services and duties in compliance with, and according to, the policies and direction of the Trust’s Board of Trustees.

(c)
The parties hereby mutually agree that the services and duties of the Administrator shall be confined to those matters expressly set forth in Appendix B or otherwise herein, and no implied duties are assumed by or may be asserted against the Administrator.

3.	BOOKS AND RECORDS
(a)
Record Maintenance.  The Administrator shall maintain customary books and records in connection with its duties as specified in this Agreement. Any such books or records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the Investment Company Act of 1940 that are prepared and maintained by the Administrator on behalf of the Trust shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request. Notwithstanding the foregoing, the Administrator shall be entitled to keep copies of any books or records that the Administrator may be required to retain by law or regulation.

Unless otherwise agreed upon by the Administrator and the Trust, the Administrator may subcontract to a third party the storage and maintenance of the Trust’s books and records and such costs and expenses shall be the responsibility of the Trust.
In case of any request or demand for the inspection of such records by another party, the Administrator will notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records as provided in Section 14 of this Agreement and to any person in any case where it is advised by its counsel that it may be held liable for failing to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.
(b)
Delivery of Documents.  The Trust shall provide the Administrator with the necessary documents, records, and other information in its possession or control to enable the Administrator to perform its duties and obligations under this Agreement, including, but not limited to, a copy of the Trust documents and any amendments thereto.

(c)
Converting to Administrator’s System.  The Trust agrees to cooperate with the Administrator in converting to the Administrator’s data processing system and software (“Administrator’s System”) to the extent necessary for Administrator to perform the Administrator’s duties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Trust acknowledges and agrees that all computer programs and procedures developed by or for the Administrator to perform its duties and services under this Agreement, including, but not limited to, the Administrator’s Systems, are and shall remain the sole property of the Administrator.

4.	FEES, EXPENSES AND OTHER COMPENSATION
(a)
Fees.  In exchange for the services provided by the Administrator pursuant to Appendix B or otherwise herein, the Trust hereby agrees to pay, or cause to be paid, to the Administrator fees as specified in the Fund specific Appendices hereof. The Administrator will be entitled to additional compensation for any special projects or services requested by the Trust outside the scope of Appendix B or otherwise herein.

Asset-based compensation will be calculated and accrued daily, and paid to the Administrator monthly. For flat fees, partial months will be prorated. Where applicable, the fee shall be calculated based upon the average daily net assets of each Fund. For this purpose, the average daily net assets shall be computed in the manner described in the Trust’s Declaration of Trust or the Trust’s Prospectus or Statement of Additional Information for that Fund.
(b)
Special Projects.  The Trust may, from time to time, request that the Administrator perform additional tasks above and beyond the general scope of its responsibilities under Appendix B herein. The Trust hereby agrees to pay, or cause to be paid, to the Administrator special project fees as specific in Schedule 1 hereof.

(c)
Expenses.  The Trust hereby assumes and will pay, or cause to be paid, all expenses of the Trust and the Fund(s) pursuant to Schedule 2 hereof, and will allocate the Fund(s)’ portion of such expenses to the Fund(s) for direct payment.

(d)	Reimbursement. The Trust will promptly reimburse the Administrator for its reasonable expenses in connection with the Trust’s and the Fund(s)’ activities including, but not limited to:
(i)	costs of telephone services (but not telephone equipment) including, but not limited to, long distance telephone and wire charges;
(ii)	postage and delivery costs;
(iii)	costs to print special forms and stationery;
(iv)	copying charges;
(v)	costs of financial publications (if any) or professional memberships (e.g. ICI membership) in connection with the Trust’s and the Fund(s)’ activities;

(vi)	third party storage fees of the Trust’s and the Fund(s)’ files and records, etc.; and
(vii)
any travel and lodging expenses incurred by officers and employees of the Administrator in connection with its services under this agreement, including, but not limited to, the attendance at meetings of the Trust’s Board of Trustees.

(e)
Compensation from Transactions.  The Trust authorizes any entity or person associated with the Administrator that is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) thereunder.

(f)
Survival of Compensation Rates.  All rights of compensation under this Agreement for services performed as of the termination date will survive the termination of this Agreement. In addition, upon a liquidation upon termination of this Agreement as to any Fund the Administrator shall be entitled to such other compensation as set forth in Appendix C.

(g)
CPI Increase. The Administrator may annually increase the fees payable under this Agreement by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers – All Items (seasonally unadjusted) (collectively the “CPI-U”") plus 1.5%; the Administrator will give 60-days notice of such increase to the Trust’s Board of Trustees and the Advisors. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	NON-EXCLUSIVITY
The services of the Administrator rendered to the Trust are not to be deemed to be exclusive.  The Administrator is free to render such services to others and to have other businesses and interests.  It is understood that Trustees, officers, employees, or shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees, and shareholders or otherwise and that directors, officers, employees, and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a shareholder or otherwise.
6.	INDEPENDENT CONTRACTOR STATUS
The Administrator will, for the purpose of this Agreement, be deemed an independent contractor and, unless otherwise expressly provided or authorized, will have no authority to act or represent the Trust in any way and will not be deemed an agent of the Trust.

7.	LIMITATION OF LIABILITY, INDEMNIFICATION, AND RELIANCE
For the purposes of this Section 7 the term “Administrator” shall include directors, officers, employees, and other agents of the Administrator, as well as the Administrator itself:
(a)
Limitation of Liability.  The duties of the Administrator shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against the Administrator.  The Administrator shall not be liable for any error of judgment, mistake of law, loss or damage suffered by the Fund(s) in connection with any investment, or any act or omission of the Administrator in carrying out its duties under this Agreement, except a loss or damage resulting directly from willful misconduct or gross negligence on the part of the Administrator in the performance of its duties under this Agreement, or from reckless disregard by the Administrator of its obligations under this Agreement.

Further, in no event shall the Administrator be liable under any provision of, or in connection with, this agreement (regardless of whether a claim is based on contract, tort, or otherwise) for any damages other than actual and direct damages, and the Administrator shall have no liability for any incidental, indirect, consequential, special, or exemplary damages or losses which the Fund(s) may incur or suffer, whether or not the likelihood or possibility of such damages was known to the Administrator in advance.
(b)
Indemnification.  Provided that the Administrator has exercised reasonable customary care in the performance of its duties under this Agreement, the Trust assumes full responsibility and will indemnify and defend the Administrator and hold it harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees, and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) of every nature and character arising or occurring directly or indirectly out of Administrator’s relationship to the Trust under this Agreement or any of Administrator’s action taken or nonactions with respect to the performance of services under this Agreement; provided, however, Administrator shall not be indemnified against any liability arising out of its own willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties or its own reckless disregard of its duties or obligations under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited.  In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify, defend, or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith will not affect the rights under this Agreement.

The Trust will be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the Trust elects to assume the defense of any such claim, the defense will be conducted by counsel or chosen by the Trust and satisfactory to the Administrator, whose approval will not be unreasonably withheld.  In the event the Trust elects to assume the defense of any suit and retain counsel, the Administrator will bear the fees and expenses of any additional counsel retained by it, absent a conflict of interest between the Trust and the Administrator.  In the event of a conflict between the Trust and the Administrator or if the Trust does not elect to assume the defense of a suit, the Trust shall reimburse the Administrator for the reasonable fees and expenses of any counsel retained by Administrator.
The Administrator may apply to the Trust at any time for instructions and may consult with the Trust’s counsel with respect to any matter arising in connection with the Administrator’s duties, and the Administrator will not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions or with the opinion of the Trust’s counsel or auditors.  Also, the Administrator will be protected in acting on any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  The Administrator will not be held to have notice of any change of authority of any officers, employee, or agent of the Trust until receipt of written notice thereof from the Trust.
Should the foregoing indemnification agreement be found unenforceable or that contribution is required from Administrator, then the Administrator’s aggregate contribution for all losses, claims, damages, or liabilities, including rescission liabilities, shall not exceed the value of all fees earned by and expenses reimbursed to the Administrator pursuant to this Agreement.  No person or entity guilty of fraudulent misrepresentation shall be entitled to contribution from any person or entity that is not so guilty.
Performance by the Administrator of its obligations under this Agreement does not absolve or release the Trust or the Trust’s investment Advisor from its fiduciary responsibilities to the Funds or the Funds’ shareholders.
(c)
Reliance.  Except to the extent that the Administrator may be liable pursuant to this Section 7, the Administrator shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)	Advice from the Trust or from counsel to the Trust;
(ii)
Any oral instruction which it receives and which it reasonably believes in good faith (pursuant to procedures mutually agreed to by the Administrator and the Advisors) was transmitted by the person or persons authorized by the Board to give such oral instruction;

(iii)
Any written instruction or certified copy of any resolution of the Board, and the Administrator may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by the Administrator to have been validly executed; or

(iv)
Any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Administrator to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and the Administrator shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Administrator reasonably believes in good faith to be genuine.

(d)
Errors of Others.  The Administrator shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by the Administrator) and errors in information provided by an investment Advisor (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust; except or unless any of the Administrator’s actions or inaction is a direct or proximate cause of the error.

(e)
Reliance on Electronic Instructions.  If the Trust has the ability to originate electronic instructions to the Administrator in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Administrator shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by the Administrator and the Advisors.

(f)
Portfolio Compliance Services.  If Appendix B requires the Administrator to provide the Fund(s) with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”).  The precise compliance review and testing services to be provided shall be as directed by a designated representative of each Fund and as mutually agreed between Administrator and the designated representative of such Fund, and the results of Administrator’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by a designated representative of each Fund.

A designated representative of each Fund will examine each Compliance Summary Report delivered to it by Administrator and notify Administrator of any error, omission or discrepancy within ten (10) days of its receipt. The designated representative of the Fund(s) agrees to notify Administrator promptly in writing if it fails to receive any such Compliance Summary Report.  The Fund(s) further acknowledges that unless its designated representative notifies Administrator of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued.  In addition, if the designated representative of the Fund(s) learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the designated representative of the Fund(s) will notify Administrator of such condition within one (1) business day after discovery thereof.
While Administrator will endeavor to identify out-of-compliance conditions, Administrator does not and could not make any guarantees, representations, or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Fund’s sole and exclusive remedy and Administrator’s sole liability shall be limited to re-performance by Administrator of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund(s).
8.	EFFECTIVE DATE, DURATION AND TERMINATION
(a)	Effective Date. This Agreement shall become effective on the date first written above.
(b)	Duration. This Agreement shall remain effective for a period of one year. Thereafter, this Agreement shall continue in full force and effect unless terminated by either party.
(c)
Termination.  This Agreement may be terminated by either party by giving not less than ninety (90) days’ prior written notice to the other party. This Agreement may also be terminated at any time as follows:

(i)	By mutual written agreement of the parties; or
(ii)
For cause – in the event of willful misconduct, gross negligence, or breach of this Agreement by the non-moving party. Such termination requires giving not less than thirty (30) days’ prior written notice to the other party.

Unless terminated for cause, the Administrator shall be paid either a Termination or Liquidation fee (as appropriate). Said fee is not a penalty but an extra fee to compensate the Administrator for its service in assisting in transferring records and reports or otherwise wrapping up its services under this Agreement for such Fund. The relevant fee shall be as follows:

Upon the termination of this Agreement with respect to any Fund:
(i)	A fee equal to the compensation paid (or payable to) the Administrator for the two months immediately prior to such termination.
Upon the liquidation of any Fund:
(i)	In lieu of the foregoing termination fee, a liquidation fee equal to the compensation paid (or payable to) the Administrator for the three months immediately prior such termination.
Termination and Liquidation fees shall be paid promptly upon termination or liquidation, respectively.
Termination and Liquidation fees shall be in addition to reimbursing the Administrator for its reasonable out-of-pocket expenses in connection with the Administrator’s activities in effecting such termination or liquidation. This includes, but is not limited to, the cost of delivering to the Trust or its designee the Trust’s records and documents or copies thereof.
(d)
Cooperation and Good Faith.  Upon termination of this Agreement, the Administrator and the Trust agree to cooperate in good faith in transferring records and other information in the Administrator’s possession and wrapping up their relationship under this Agreement in a commercially reasonable manner.

(e)
Reimbursement.  Upon termination of this Agreement for any reason, the Trust shall pay to the Administrator such compensation as may be due to the Administrator under this Agreement for services performed prior to the date of termination, including any out-of-pocket reimbursements due and payable hereunder.

(f)	Survival of Certain Obligations. The obligations of Sections 4, 7, 8, 13, and 14 shall survive any termination of this Agreement.
9.	AMENDMENTS
No provision of this Agreement may be amended, modified, or waived in any manner except by a written instrument signed by the party against which the enforcement of such is sought.
10.	ASSIGNMENT AND SUBCONTRACTING
(a)	Assignment. The parties hereby mutually consent that:
(i)	Without the express written consent of both parties, any assignment or attempted assignment of this Agreement constitutes a breach of the Agreement; and

(ii)	Any such assignment or attempted assignment is void; and
(iii)	Any such assignment or attempted assignment will immediately terminate this Agreement.

However, to the extent that such express written consent is sought, the parties also agree that such consent will not be unreasonably withheld or delayed.
In the event that this Agreement is successfully assigned, either by express written consent of the parties or in any way otherwise, this Agreement shall be binding upon the respective assigns.
(b)
Subcontracting.  The parties hereby mutually consent that the Administrator may, at its expense unless otherwise provided in the Agreement, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors.

11.	ADDITIONAL FUNDS AND CLASSES
If the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement. However, either the Administrator or the Trust may elect in writing not to make any such series or classes subject to this Agreement.
12.	DISTINCTION OF FUNDS
Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise. In cases where there are multiple fund managed by the same Investment Advisor, every attempt will be made to allocate expenses among the funds in a manner that represents the division of expense required for each fund’s operations.
13.	PROPRIETARY INFORMATION
(a)
Proprietary Information of the Administrator.  The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Administrator on databases under the control and ownership of the Administrator or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “the Administrator’s Proprietary Information”) of substantial value to the Administrator or the third party. The Trust agrees to treat all Proprietary Information as proprietary to the Administrator and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)
Proprietary Information of the Trust.  The Administrator acknowledges that the Shareholder list and all information related to Shareholders furnished to the Administrator by the Trust or by a Shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the Trust Portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, “the Trust’s Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall the Administrator’s Proprietary Information be deemed the Trust’s Proprietary Information or Customer Data. The Administrator agrees to treat all of the Trust’s Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any of the Trust’s Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)
Employee Notification.  Each party agrees to take reasonable efforts to advise its employees of their obligations pursuant to this Section 13. The obligations of this Section shall survive any earlier termination of this Agreement.

14.	CONFIDENTIALITY
The Administrator and the Trust agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that the Administrator may:
(a)	Prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;
(b)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;
(c)	Release such other information as approved in writing by the Trust which approval shall not be unreasonably withheld;
(d)
Release such information as is necessary when the Administrator is exposed to civil or criminal liability for failure to comply when divulgence is requested by a duly constitutional authority or when so requested by the Trust or Advisors;

(e)
In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), the Administrator will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with the Administrator and provided that any such information disclosed to an affiliate of the Administrator shall be under the same limitations on non-disclosure.

For the purposes of this section, the following records and other information shall not be considered confidential:
(a)	Any record or other information that is or becomes publicly available through no fault of the administrator;
(b)	Any record and other information that s released by the Trust in a public release;
(c)	Any record or other information that is lawfully obtained from third parties who are not under an obligation to keep such information confidential; or
(d)	Any record or other information previously known by Administrator.
15.	COMPLIANCE
The Administrator undertakes to comply with all applicable requirements for the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, and other laws, rules, and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator under this Agreement.
16.	TRUST OBLIGATION
It is understood that this Agreement has been executed on behalf of the Trust by a trustee of the Trust in his capacity as trustee and not individually. The obligations of this Agreement shall only be binding upon the assets and property of each Fund and shall not be binding upon any trustee, officer, or shareholder of the Trust individually.
17.	REPRESENTATIONS AND WARRANTIES
Representations of the Administrator.  The Administrator represents and warrants to the Trust that:
(i)	It is a corporation duly organized and existing and in good standing under the laws of the State of North Carolina;
(ii)	It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement; and
(iii)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.
(iv)	Its fees and charges set out in this Agreement are solely to cover administrative expenses and not distribution expenses.
Representations of the Trust.  The Trust represents and warrants to the Administrator that:

(i)	It is a Trust duly organized and existing and in good standing under the laws of the State of Delaware;
(ii)	It is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;
(iii)	All proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;
(iv)	It is an open-end management investment company registered under the 1940 Act; and
(v)
A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

18.	LEGAL CONSTRUCTION
(a)
Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(b)
Interpretation.  If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the same meaning which renders it valid.

(c)
Construction.  The language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

19.	NOTICE
Any notice required or permitted to be given by either party to the other party shall be in writing and will be deemed sufficient if personally delivered or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following addresses (or such other address for a party as shall be specific by like notice):
(a)	To the Trust:

Starboard Investment Trust
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069

(b)	To the Administrator:

The Nottingham Company
Attn: Tracie Coop, General Counsel
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069

20.	MISCELLANEOUS
(a)
Force Majeure.  In the event that either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(b)
Arbitration.  Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award may be entered in any court having jurisdiction thereof.

(c)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(d)
Entire Agreement.  This Agreement, including all appendices, constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(e)
Multiple Originals.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

(f)
Definitions of Certain Terms.  The terms “interested persons” and “affiliated persons,” when used in this Agreement, will have the respective meanings specified in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as granted by the Securities and Exchange Commission.

(g)
Governing Law.  This Agreement shall be governed by the laws of the State of North Carolina without regard to the principles of conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, the Investment Advisors Act of 1940, or any applicable rule or order of the Securities and Exchange Commission.

[Signatures on Following Page]

[Signature Page to Fund Accounting and Administration Service Agreement]

REPRESENTATION OF SIGNATORIES.   Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STARBOARD INVESTMENT TRUST

By:	/s/ James H. Speed
Name:	James H. Speed
Title:	Chairman of the Board

THE NOTTINGHAM COMPANY

By:	/s/ Katherine M. Honey
Name:	Katherine M. Honey
Title:	President

SCHEDULE 1

Omitted

SCHEDULE 2
FUND EXPENSES
(Updated June 11, 2020)

The Trust hereby assumes and will pay, or cause to be paid, all expenses of the Trust and the Fund(s), either pursuant to those enumerated in this Schedule, or those not otherwise allocated within this Agreement.

Such expenses include, but are not limited to, the following:

• Organizational expenses	• Costs and expenses of Trust meetings
• Taxes	• Investment Advisory fees payable to each Fund’s investment Advisor
• Brokerage fees and commissions with regard to portfolio transactions of the Fund(s)	• Auditing and legal expenses of the Trust and the Fund(s)
• Interest charges, fees, and expenses of the custodian of the Fund(s)’ portfolio securities	• Cost of maintenance of the Trust’s and Fund(s)’ existence as a legal entity;
• Costs of fidelity bonds and Trustees and officers/errors and omissions insurance policies	• Administrative expenses (including, but not limited to, any fees, expenses, and reimbursements payable to the Administrator under this Agreement)
• Litigation and other extraordinary or nonrecurring expenses involving the Trust or the Fund(s)	• Any actual out-of-pocket expenses of the Administrator as provided in this Agreement and as may be agreed upon from time to time
• Fees and expenses of Trustees who are not interested persons of the Trust as that term is defined by law	• Other expenses relating to the Trust not specified in this Agreement as being the responsibility of the Administrator
• Fees and expenses of the Trust’s dividend dispersing and transfer agent(s)	• Outsourced compliance services including compensation of the Chief Compliance Officer of the Trust and Fund(s)
• Costs and expenses of initial and ongoing registration of the Fund(s)’ shares under Federal and State securities laws	• Costs of preparing (including typesetting), printing, and mailing reports, prospectuses, statements of additional information, proxy solicitation material, and notices to existing shareholders

APPENDIX A
FUNDS TO BE SERVICED
(Updated March 9, 2023)

1.	AI Quality Dividend ETF (not yet launched)
2.	AI Quality Growth ETF*
3.	Adaptive Alpha Opportunities ETF
4.	Adaptive High Income ETF*
5.	RH Multi-Asset Income ETF and its subsidiary RH Multi-Asset Income (Cayman) Fund Ltd.
6.	RH Tactical Outlook ETF
7.	RH Tactical Rotation ETF
8.	Matisse Discounted Bond CEF Strategy
9.	Matisse Discounted Closed-End Fund Strategy
10.	Roumell Opportunistic Value Fund
11.	Sector Rotation Fund
12.	Typhon Tactical Managed Futures Strategy Fund and its subsidiary Typhon Tactical Managed Futures (Cayman) Fund Ltd.
13.	Utah Focus Fund

*Scheduled to liquidate on March 31, 2023.

STARBOARD INVESTMENT TRUST

By:	/s/ Katherine M. Honey
Name:	Katherine M. Honey
Title:	President

THE NOTTINGHAM COMPANY

By:	/s/ Katherine M. Honey
Name:	Katherine M. Honey
Title:	President

APPENDIX B
ADMINISTRATOR’S SERVICES

The Administrator shall provide, or cause to be provided by others, the following services:

1.	ACCOUNTING AND ADMINISTRATIVE SERVICES

The Administrator will provide the Trust with customary administrative services, regulatory reporting, fund accounting, and related portfolio accounting services, adequate office space, equipment, personnel, and facilities (including facilities for the regular trustees’ meetings) for handling the affairs of the Fund(s), and such other services as the Trustees may, from time to time, reasonably request, and the Administrator may, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trustees, the Administrator will make reports to the Trustees concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, the Administrator will:

a.
Calculate contractual Trust expenses and control all disbursements for the Trust, and, as appropriate, compute each Fund’s yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

b.	Assist Trust counsel with the preparation of each Fund’s initial (and subsequent annual) prospectus, statement of additional information, and registration statement;

c.
Assist in the preparation of such reports, applications, and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and/or state securities laws) as may be necessary or desirable to register the Trust’s shares with state securities authorities, assist in monitoring the sale of the Trust’s shares for compliance with state securities laws, and assist in the preparation and filing with the appropriate state securities authorities the registration statement and reports for the Trust and the Trust’s shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

d.	Assist in the development and preparation of certain communications to shareholders, including the semi-annual and annual reports to shareholders (the “Shareholder Reports”);

e.	Coordinate mailing prospectuses, notices (including privacy policy notices), and other reports to Trust shareholders;

f.
Coordinate with Trust counsel the preparation and negotiation of, and administer contracts on behalf of the Trust with, among others, the Trust’s investment Advisor(s), distributor(s), custodian(s), and transfer agent(s);

g.
Maintain the Trust’s general ledger and prepare the financial statements, including expense accruals and payments, determine the net asset value of the Trust’s assets and of the Trust’s shares, and coordinate with the Trust’s transfer agent(s) with respect to payment of dividends and other distributions to shareholders;

h.	Calculate performance data of the Trust and its Fund(s) for dissemination to information services covering the investment company industry;
i.	Assist in the preparation and filing of the Trust’s tax returns;
j.
Assist with the examination and review of the operations and performance of the various organizations providing services to the Trust or any Fund of the Trust, including the Trust’s investment Advisor(s), distributor(s), custodian(s), transfer agent(s), outside legal counsel, and independent public accountants, and at the request of the Board of Trustees, report to the Trustees on the performance of such organizations;

k.	Assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust’s semi-annual and annual reports to shareholders;
l.
Provide internal legal and administrative services as reasonably requested by the Trust from time to time, including, without limitation, preparation of materials for the quarterly and annual meetings of the Board of Trustees;

m.	Assist with the design, development, and operation of the Trust;
n.
Assist in identifying individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trustees;

o.
Coordinate and assist the Trust in obtaining and keeping in effect a fidelity bond and Trustees and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940 as such bonds and policies are approved by the Trust’s Board of Trustees;

p.	Monitor and advise the Trust and its Fund(s) on its registered investment company status under the Internal Revenue Code of 1986;
q.	Furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund(s) as the Trust and the Administrator shall determine desirable; and
r.
Assist with the preparation of and file with the SEC the semi-annual and annual reports for the Trust on Form N-CSR and N-CEN, monthly portfolio investment reports on Form N-PORT and all required notices pursuant to Rule 24f-2.

2.	PORTFOLIO COMPLIANCE SERVICES
a.
Monitor the Fund(s) holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel;

b.	Monitor the Fund(s) holdings for compliance with IRS taxation limitations and restrictions;
c.
Provide periodic Compliance Summary Reports to the representative of the Fund(s) designated by each investment adviser or sub-adviser to the Trust, and assist the Trust and the designated representative of the Fund(s) in preparation of periodic compliance reports to the Trust, as applicable;

d.
The designated representative of the Fund(s) shall examine each Compliance Summary Report delivered and notify the Administrator of any error, omission or discrepancy within ten (10) days of its receipt.  The designated representative of the Fund(s) shall notify the Administrator promptly in writing if it fails to receive any such Compliance Summary Report.

3.	CUSTODIAN SERVICES
The Administrator shall procure on behalf of the Trust and the Fund(s) a custodian or custodians for the Fund(s) to provide for the safekeeping of the Fund’s assets.  Administrator shall be responsible for compensating such custodian or custodians out of Administrator’s compensation as set forth in Appendix C of this Agreement.  Such custodian or custodians shall be subject to the approval of the Trustees.  Where it is necessary or desirable to utilize multiple custodians for a Fund, the Administrator will coordinate the services provided between the custodians under the relevant agreements.  The Administrator will ensure that each custodian is providing the necessary services to the Fund(s) under their respective agreements.  The Trust may be a party to any foregoing agreement.
4.	LEGAL SERVICES
The Administrator shall procure legal counsel to the Trust and the Fund(s) to provide representation and legal services.  Trust and Fund shall be responsible for all legal fees incurred by the Trust and Fund. Administrator shall be responsible for allocating such expenses to the best of its ability based upon knowledge of the work being completed. Such services are expected to typically include ordinary legal services provided by Fund counsel for review of documents, board materials, attendance at Board meetings, and availability for ongoing operational compliance issues; and for Counsel to the Independent Trustees, to provide guidance on Board compliance and other governance items as they may arise. The Fund or the Advisor, as the individual case may dictate by discussion and Board action, shall be directly responsible for non-recurring, special situations that arise, including, for example, services provided in connection with special meetings of the board of trustees, additions of new classes or series of shares, shareholder meetings and proxy solicitations, material changes to a Fund’s registration statement, examinations by the Securities and Exchange Commission, and litigation to which a Fund may be a party.  Legal counsel shall be subject to the approval of the Trustees.  The Trust may be a party to any foregoing agreement.

5.	OTHER SERVICES
The Administrator will perform other services for the Trust as agreed to by the Administrator and the Trust from time to time, including, but not limited to performing internal audit examinations, preparation of materials for special board meetings, assisting Trust counsel in the preparation of proxy materials, and assisting in the development of new Funds or Fund classes.  The Administrator shall be entitled to additional compensation for such other services.

APPENDIX C

Omitted